Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Media:	Investor Relations:
Pattie Overstreet-Miller	Karen King
847/851-7351	847/ 585-3899
www.careered.com	www.careered.com

Lynne Baker

847/851-7006

www.careered.com

CAREER EDUCATION CORPORATION ANNOUNCES CHANGE IN MANAGEMENT OF GIBBS DIVISION

HOFFMAN ESTATES, Ill., August 31, 2006 — Career Education Corporation (NASDAQ:CECO) announced today that Kenneth D. Shore will be stepping down as group president of the company’s Gibbs Division.  Virginia Carpenter, vice-president and managing director of the Gibbs Division, will assume all operational responsibilities for the division.

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (CEC) family offer high quality education to more than 85,000 students across the world in a variety of career-oriented disciplines.  The 80-plus campuses that serve these students are located throughout the U. S., Canada, France, the United Kingdom, and the United Arab Emirates and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Approximately one third of students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

Career Education is an industry leader whose gold-standard brands are recognized globally.  Those brands include, among others, the Le Cordon Bleu Schools North America; the Harrington College of Design; the Brooks Institute of Photography; the Katharine Gibbs Schools; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges.  The mission of CEC, through its schools, its educators, and its employees is education—their primary goal, to enable students to graduate successfully and pursue rewarding careers.

For more information see www.careered.com.   The company’s website also has a detailed listing of individual campus locations and web links for its 80-plus colleges, schools and universities.

About Gibbs Schools and Colleges

Katharine Gibbs opened her first school—known as the Providence School for Secretaries, Providence, Rhode Island, in 1911.  When she opened schools in New York and Boston several years later, she renamed her schools the Katharine Gibbs Schools.  For decades, the Katherine Gibbs Schools maintained a stellar reputation as leading secretarial and business schools. With the acquisition of the Gibbs schools by Career Education Corporation in 1997, Gibbs continues to successfully help students reach their professional goals and moved into the twenty-first century with dynamic, hands-on, career-focused programs in Visual Communications, Fashion Design and Merchandising, Criminal Justice, Business Administration, Information Technology, Medical Assisting and more.

For more information on locations and programs see www.gogibbs.com.